UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2010
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17190 Bernardo Center Drive San Diego, California	92128

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 485-9840
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
On May 26, 2010, the board of directors of BioMed Realty Trust, Inc. (the “Company”) approved modifications to the Company’s form of indemnification agreement, and the Company entered into the amended indemnification agreements with each of the Company’s directors and officers. The following is a summary of changes to the form of indemnification agreement, which is qualified in its entirety by reference to the complete text of the form of amended and restated indemnification agreement filed as Exhibit 10.1 hereto.
The changes to the form of indemnification agreement include revising the standard for indemnification to more closely track the language of the Maryland General Corporation Law. In addition, the changes provide for the indemnitee’s enforcement of the agreement by specific performance, modify the definition of Corporate Status to cover the indemnitee’s services rendered to a majority-owned subsidiary or controlled entity of the Company, clarify the definition of Expenses, provide for interest to be payable on amounts the Company is obligated to pay on the indemnitee’s behalf but does not pay in a timely manner, and provide that the knowledge or actions of others, or the failure of others to act, shall not be imputed to the indemnitee for purposes of determining the indemnitee’s right to indemnification under the agreement. Under both the prior indemnification agreements and the agreements as revised, the Company will indemnify its directors and officers to the maximum extent permitted under Maryland law.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 26, 2010, the Company’s board of directors promoted Greg N. Lubushkin to Chief Financial Officer. Mr. Lubushkin, age 57, previously served as the Company’s Vice President, Chief Accounting Officer from April 2007 to May 2010. From November 2004 to March 2007, Mr. Lubushkin served as Chief Accounting Officer of ECC Capital Corporation, a publicly traded mortgage real estate investment trust that invests in residential mortgage loans. From 1988 to 2004, Mr. Lubushkin was an audit partner, and from 1977 to 1988 a staff member, of PricewaterhouseCoopers LLP, a public accounting firm. Mr. Lubushkin received a Bachelor of Science Degree in Business Administration (Accounting and Finance emphasis) from the University of California at Berkeley. Mr. Lubushkin is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. In connection with this promotion, Kent Griffin relinquished the title of Chief Financial Officer and will retain the titles of President and Chief Operating Officer of the Company.
In connection with Mr. Lubushkin’s promotion, effective June 1, 2010, the board approved an increase in Mr. Lubushkin’s annual base salary to $300,000.
Item 5.07. Submission of Matters to a Vote of Security Holders.
On May 26, 2010, the Company held its annual meeting of stockholders. The only matters voted upon at the Company’s annual meeting consisted of the election of seven of its directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify and the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Stockholders elected the directors at the Company’s annual meeting by the following vote:

	Votes For	Votes Withheld	Broker Non-Votes
Alan D. Gold	84,856,156	2,608,627	2,744,057
Barbara R. Cambon	86,826,928	637,855	2,744,057
Edward A. Dennis, Ph.D.	86,823,608	641,175	2,744,057
Richard I. Gilchrist	86,824,400	640,383	2,744,057
Gary A. Kreitzer	39,808,723	47,656,060	2,744,057
Theodore D. Roth	86,825,515	639,268	2,744,057
M. Faye Wilson	86,823,564	641,219	2,744,057
Stockholders ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 (89,884,023 votes for, 306,170 votes against and 18,647 abstentions).
Item 8.01. Other Events.
As reported in the Company’s proxy statement for its 2010 annual meeting of stockholders, the Company’s board of directors previously approved the establishment of a Lead Independent Director position, which the board intended to fill at the board meeting following the Company’s 2010 annual meeting of stockholders. After extensive discussion among the independent directors in executive session, at the May 26, 2010 meeting the board determined that the current board leadership structure, with a large majority of independent directors, each of whom has a different perspective and role in discussions based on his or her experience across various disciplines, including real estate, finance, life sciences, public company management and academics, with active participation by independent directors in chairing and serving on board committees, and with complete and open lines of communication and access to the Chairman and Chief Executive Officer and other members of management, is operating effectively to foster productive, timely and efficient communications among the independent directors and management, and that it would not appoint a Lead Independent Director at this time. The board will continue to evaluate the Company’s leadership structure and may determine to appoint a Lead Independent Director in the future.
Item 9.01. Financial Statements and Exhibits.
(d) The following exhibit is filed herewith:

Exhibit
Number	Description of Exhibit
10.1	Form of Amended and Restated Indemnification Agreement between BioMed Realty Trust, Inc. and each of its directors and officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2010	BIOMED REALTY TRUST, INC.
	By:	/s/ KENT GRIFFIN
		Name:	Kent Griffin
		Title:	President and Chief Operating Officer